Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2018 RESULTS
Quarterly revenue of $527 million, up 7% over prior year;
GAAP EPS of $0.58 and adjusted EPS of $0.84

SAN DIEGO – (October 31, 2018) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its third quarter 2018 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2018	% Change Q3 2017	YTD Sept. 30, 2018	% Change YTD September 30, 2017
Revenue	$526.8	7%	$1,607.4	9%
Gross profit	$175.1	10%	$523.9	9%
Net income	$27.9	(1)%	$106.1	16%
Diluted EPS	$0.58	2%	$2.17	17%
Adj. diluted EPS*	$0.84	33%	$2.47	28%
Adjusted EBITDA*	$67.4	9%	$204.0	6%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	Third quarter consolidated revenue of $527 million increased 7% year over year.

•	Nurse and Allied segment revenue of $306 million up 1% over the prior year, led by Allied with 8% growth.

•	Growth in strategic partnerships continues, with 32 service lines added at new and existing MSP clients year to date.

•	Travel nurse demand has risen recently to the highest level in almost two years.

•	Adjusted EBITDA of $67 million, up 9% year over year and 12.8% of revenue.

•	Operating cash flow $45 million in the quarter, $171 million year to date, up 67% year over year.

•	Repurchased 580,000 shares for $32 million.

“The industry-leading AMN team continues to serve our clients and healthcare professionals well, drive innovation within our businesses and deliver solid overall performance,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “Our strategy of evolving AMN’s offerings to help healthcare organizations more effectively manage their workforce is resulting in stronger partnerships and the addition of new clients across the country. At the same time, we are also increasing our ability to provide a wide variety of opportunities to healthcare professionals throughout their careers.
“We are very pleased to see demand in our travel nursing business recently increasing. This provides us optimism for better volume growth. At the same time, there are challenges in a few other businesses, and our teams are working diligently and making progress on improving performance,” Ms. Salka said.

Third Quarter 2018 Results
Consolidated revenue for the quarter was $527 million, a 7% increase over prior year and a 6% decrease compared with prior quarter. Revenue for the Nurse and Allied Solutions segment was $306 million, higher by 1% year over year and down 8% sequentially. The Travel Nurse division performed better than expected with revenue flat year over year, with higher volume offset by a lower average bill rate. Allied division revenue increased 8% year over year on higher volume.

The Locum Tenens Solutions segment reported revenue of $101 million, down by 9% year over year, with lower volumes offset in part by positive pricing. Other Workforce Solutions segment revenue was $119 million reflecting an increase of 49% year over year, driven primarily by the acquisitions made in April 2018. Organic growth of 2% year over year was led by the permanent placement and mid-revenue cycle businesses.

Gross margin was 33.2%, higher by 90 basis points year over year and higher by 80 basis points sequentially. The year-over-year variance was driven by higher-than-average gross margins from the recently acquired companies and a change in classification of certain recruiter expenses from cost of sales to SG&A in our physician permanent placement business.

SG&A expenses were $121 million, or 23.0% of revenue, compared with $101 million, or 20.3% of revenue, in the same quarter last year. SG&A was $116 million, or 20.7% of revenue, in the previous quarter. The year-over-year increase in expense margin stemmed mainly from the physician permanent placement cost change and a $12.1 million increase in legal reserves.

Income from operations was $42.6 million, or 8.1% of revenue, compared with $50.8 million, or 10.3% of revenue, in the same quarter last year. Adjusted EBITDA was $67 million, a year-over-year increase of 9%. Adjusted EBITDA margin was 12.8%, representing an increase of 30 basis points year over year and an increase of 20 basis points sequentially.

Net income was $28 million, or $0.58 per diluted share, compared with $28 million, or $0.57 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.84.

At September 30, 2018, cash and cash equivalents totaled $19 million. Cash flow from operations was $45 million for the quarter, and capital expenditures were $10 million. AMN repurchased 580,000 shares of stock for $32 million during the quarter. The Company ended the quarter with total debt outstanding of $475 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.7 to 1.

Fourth Quarter 2018 Outlook

Metric	Guidance*
Consolidated revenue	$534 - $542 million
Gross margin	32.5% - 33.0%
SG&A as percentage of revenue	21.0% - 21.5%
Operating margin	9.1% - 9.6%
Adjusted EBITDA margin	12.0% - 12.5%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Projected year-over-year revenue growth in the fourth quarter of 2018 is 5-6%. On an organic basis, revenue is projected to be down 1-2% due primarily to lower revenue in the Locum Tenens business. Nurse and Allied segment revenue is expected to be up by about 1-2% over prior year. No significant labor disruption revenue is included in fourth quarter guidance.

Conference Call on October 31, 2018
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its third quarter 2018 financial results on Wednesday, October 31, 2018, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on October 31, 2018, and can be accessed until 11:59 p.m. Eastern Time on November 14, 2018, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 455277.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, mid-revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for fourth quarter 2018 revenue, gross margin, SG&A expenses as a percentage of revenue and adjusted EBITDA margin. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece

Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Revenue	$526,842	$494,406	$558,108	$1,607,439	$1,479,378
Cost of revenue	351,695	334,867	377,152	1,083,512	997,051
Gross profit	175,147	159,539	180,956	523,927	482,327
Gross margin	33.2%	32.3%	32.4%	32.6%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	121,216	100,579	115,535	341,488	299,325
SG&A as a % of revenue	23.0%	20.3%	20.7%	21.2%	20.2%

Depreciation and amortization	11,296	8,132	10,606	29,788	23,759
Total operating expenses	132,512	108,711	126,141	371,276	323,084
Income from operations	42,635	50,828	54,815	152,651	159,243
Operating margin (1)	8.1%	10.3%	9.8%	9.5%	10.8%

Interest expense, net, and other	4,649	4,837	6,376	16,360	14,895

Income before income taxes	37,986	45,991	48,439	136,291	144,348

Income tax expense	10,068	17,863	12,910	30,163	52,957
Net income	$27,918	$28,128	$35,529	$106,128	$91,391
Net income as a % of revenue	5.3%	5.7%	6.4%	6.6%	6.2%

Other comprehensive income (loss):
Foreign currency translation and other	133	(73)	91	205	(111)
Cash flow hedge, net of income taxes	—	—	—	—	(15)
Other comprehensive income (loss)	133	(73)	91	205	(126)

Comprehensive income	$28,051	$28,055	$35,620	$106,333	$91,265

Net income per common share:
Basic	$0.59	$0.59	$0.75	$2.23	$1.91
Diluted	$0.58	$0.57	$0.73	$2.17	$1.85
Weighted average common shares outstanding:
Basic	47,286	47,912	47,653	47,556	47,870
Diluted	48,529	49,445	48,936	48,859	49,480

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Revenue
Nurse and allied solutions	$306,292	$302,933	$332,728	$977,199	$917,183
Locum tenens solutions	101,102	111,415	107,297	311,516	322,473
Other workforce solutions	119,448	80,058	118,083	318,724	239,722
	$526,842	$494,406	$558,108	$1,607,439	$1,479,378

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$42,165	$40,807	$43,936	$137,906	$134,638
Locum tenens solutions	10,992	14,438	13,371	34,321	39,028
Other workforce solutions	29,010	19,890	28,576	77,437	61,788
	82,167	75,135	85,883	249,664	235,454
Unallocated corporate overhead	14,739	13,438	15,823	45,657	43,409
Adjusted EBITDA (3)	67,428	61,697	70,060	204,007	192,045
Adjusted EBITDA margin (4)	12.8%	12.5%	12.6%	12.7%	13.0%

Depreciation and amortization	11,296	8,132	10,606	29,788	23,759
Share-based compensation (5)	1,809	2,477	3,281	7,954	7,720
Acquisition and integration costs (6)	(452)	260	1,358	1,474	1,323
Legal settlement accrual increases (7)	12,140	—	—	12,140	—
Income from operations	42,635	50,828	54,815	152,651	159,243
Interest expense, net, and other	4,649	4,837	6,376	16,360	14,895
Income before income taxes	37,986	45,991	48,439	136,291	144,348
Income tax expense	10,068	17,863	12,910	30,163	52,957
Net Income	$27,918	$28,128	$35,529	$106,128	$91,391

GAAP diluted net income per share (EPS)	$0.58	$0.57	$0.73	$2.17	$1.85
Adjustments:
Amortization of intangible assets	0.14	0.09	0.13	0.36	0.28
Acquisition and integration costs (6)	(0.01)	0.01	0.02	0.03	0.03
Legal settlement accrual increases (7)	0.25	—	—	0.25	—
Equity investment fair value changes (8)	(0.03)	—	—	(0.03)	—
Debit financing related costs	—	—	—	0.01	—
Tax effect on above adjustments	(0.09)	(0.04)	(0.04)	(0.16)	(0.12)
Tax correction related to prior periods (9)	—	—	—	(0.05)	—
Excess tax benefits (10)	—	—	(0.01)	(0.11)	(0.11)
Adjusted diluted EPS (11)	$0.84	$0.63	$0.83	$2.47	$1.93

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Gross Margin
Nurse and allied solutions	27.4%	27.3%	26.3%	27.2%	27.6%
Locum tenens solutions	28.4%	30.1%	29.8%	29.0%	30.2%
Other workforce solutions	52.4%	54.1%	52.2%	52.6%	54.9%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (12)	8,979	8,817	9,095	9,214	8,881

Locum tenens solutions
Days filled (13)	50,069	58,881	55,225	158,089	172,784
Revenue per day filled (14)	$2,019	$1,892	$1,943	$1,971	$1,866

	As of September 30,		As of June 30,
	2018	2017	2018
Leverage ratio (15)	1.7	1.3	1.7

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2018	December 31, 2017	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$18,614	$15,147	$19,625
Accounts receivable, net	366,436	350,496	343,596
Accounts receivable, subcontractor	44,891	41,012	37,200
Prepaid and other current assets	49,898	67,498	42,052
Total current assets	479,839	474,153	442,473
Restricted cash, cash equivalents and investments	59,453	64,315	34,380
Fixed assets, net	86,817	73,431	68,188
Other assets	93,206	74,366	73,962
Goodwill	438,299	340,596	340,596
Intangible assets, net	332,788	227,096	231,791
Total assets	$1,490,402	$1,253,957	$1,191,390

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$142,543	$130,319	$117,934
Accrued compensation and benefits	135,632	121,423	111,984
Deferred revenue	13,107	8,384	9,609
Other current liabilities	11,806	5,146	5,440
Total current liabilities	303,088	265,272	244,967

Revolving credit facility	150,000	—	—
Notes payable, less unamortized fees	320,416	319,843	319,652
Deferred income taxes, net	24,651	27,036	11,899
Other long-term liabilities	77,527	79,279	82,673
Total liabilities	875,682	691,430	659,191

Commitments and contingencies

Stockholders’ equity:	614,720	562,527	532,199

Total liabilities and stockholders’ equity	$1,490,402	$1,253,957	$1,191,390

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017(16)	2018	2018	2017(16)

Net cash provided by operating activities	$44,811	$32,053	$66,203	$170,749	$102,096
Net cash used in investing activities	(35,401)	(4,429)	(229,337)	(274,351)	(24,045)
Net cash provided by (used in) financing activities	(36,883)	(24,951)	133,627	81,774	(63,824)
Effect of exchange rates on cash	133	(73)	91	205	(111)
Net increase (decrease) in cash, cash equivalents and restricted cash	(27,340)	2,600	(29,416)	(21,623)	14,116
Cash, cash equivalents and restricted cash at beginning of period	104,611	62,544	134,027	98,894	51,028
Cash, cash equivalents and restricted cash at end of period	$77,271	$65,144	$104,611	$77,271	$65,144

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

	Three Months Ended
	December 31, 2018
	Low(17)		High(17)

Adjusted EBITDA margin	12.0%		12.5%
Deduct:
Share-based compensation		0.6%
Acquisition and integration costs		0.2%
EBITDA margin	11.2%		11.7%
Depreciation and amortization		2.1%
Operating margin	9.1%		9.6%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, legal settlement accrual increases and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)	Share-based compensation for the three months ended September 30, 2018 was partially offset by a $1,610,000 reduction related to performance equity awards.

(6)
Acquisition and integration costs of $874,000 for the three months ended September 30, 2018 were partially offset by a decrease in contingent consideration liabilities for recently acquired companies of $1,326,000.

(7)
During the third quarter of 2018, the Company recorded increases to its legal accruals established in connection with settlement agreements entered into during September and October 2018 in two class actions related to wage and hour claims, both of which are considered probable. For the three months ended September 30, 2018, the increases amounted to $12,140,000. Since the settlements are largely unrelated to the Company’s operating performance, we excluded the impact on adjusted EBITDA and adjusted diluted EPS for the three months ended September 30, 2018. Amounts recorded in prior quarters in these two class actions and legal accruals related to other matters are immaterial and their impact was not excluded from adjusted EBITDA or adjusted diluted EPS.

(8)
As a result of the adoption of a new accounting pronouncement on January 1, 2018, the Company now measures equity investments, except those accounted for using the equity method of accounting, at fair value with changes in fair value recognized through net income. For the three and nine months ended September 30, 2018, changes in fair value of equity investments recognized in interest expense, net, and other were $1,359,000. Since this favorable change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted diluted EPS for the three and nine months ended September 30, 2018.

(9)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified this quarter related to the income tax treatment of fair value changes in the cash surrender value of its Company Owned Life Insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(10)
The consolidated effective tax rate for the three and nine months ended September 30, 2018 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $5,000 and $56,000 for the three months ended September 30, 2018 and 2017, respectively. For the nine months ended September 30, 2018 and 2017, excess tax benefits recorded as a reduction of income tax expense were $5,099,000 and $5,381,000, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three and nine months ended September 30, 2018 and 2017.

(11)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) legal settlement accrual increases, (D) changes in fair value of equity investments since January 1, 2018, (E) deferred financing costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (H) correction of prior periods error. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(12)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(13)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(14)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(15)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(16)
As a result of the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” on January 1, 2018, we are required to present in the statement of cash flows the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. We adjusted certain restricted cash amounts for the three and nine months ended September 30, 2017 in the cash flow table presented above. These adjustments had no effect on previously reported results of operations or retained earnings.

(17)	Guidance percentage metrics are approximate.